EXHIBIT F


                                        March 1, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  Alliant Energy Corporation ("Alliant Energy"), et al. -
          Statement on Form U-1, as amended - File No. 70-9617
          ----------------------------------------------------------

Dear Ladies and Gentlemen:

          I have read the Statement on Form U-1, as amended, in the above-referenced proceeding (the "Application") and am furnishing this opinion with respect to the proposed transaction described therein, which relates to the purchase by Alliant Energy Resources ("Resources"), directly or through a subsidiary, of up to 5 million shares of Series G Senior Preferred Stock ("Preferred Stock") to be issued by Capstone Turbine Corporation ("Capstone"), a California corporation. Capstone designs, fabricates and markets microturbines incorporating Capstone's proprietary technology.

          I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transaction, and in the event that the proposed transaction is consummated in accordance with said Application and your order or orders in respect thereto:

          (a) all state laws applicable to the proposed transaction will have been complied with;

          (b)       Capstone is (i) validly organized and duly existing, and
                    (ii) the Preferred Stock will be validly issued, fully paid, and nonassessable, and Resources will be entitled to all of the rights and privileges of a holder of Preferred Stock as set forth in Capstone's amended and restated articles of incorporation;

          (c)       Resources will legally acquire the Preferred Stock; and

          (d) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Alliant Energy or any associate company thereof.


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          I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and Resources in connection with the proposed transaction. I express no opinion with respect to the laws of any other State or jurisdiction.

          I hereby give my written consent to the use of this opinion in connection with the Application.

                                        Very truly yours,


                                        /s/ Barbara J. Swan


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